UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2009

Jabil Circuit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14063	38-1886260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (727) 577-9749

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities and Item 2.06. Material Impairments.

On January 28, 2009, Jabil Circuit, Inc. (the “Company”) filed a Current Report on Form 8-K with the Securities and Exchange Commission that contained disclosure surrounding the restructuring plan that was approved by the Company’s Board of Directors on January 22, 2009 (the “2009 Restructuring Plan”). The 2009 Restructuring Plan was approved to better align the Company’s manufacturing capacity in certain geographies and to reduce the Company’s worldwide workforce by approximately 3,000 employees in order to reduce operating expenses. These restructuring activities are intended to address the current market conditions and properly size the Company’s manufacturing facilities to increase the efficiencies of its operations. At the time of filing, the Company announced that it expected to recognize approximately $65.0 million in pre-tax restructuring and impairment costs over the course of the Company’s fiscal years 2009 and 2010 and that a significant portion of the total restructuring costs would be related to employee benefit and severance arrangements. It was also announced that the charges related to the 2009 Restructuring Plan, excluding fixed asset impairment charges, were expected to result in cash expenditures of approximately $54.0 million that would be payable over the course of the Company’s fiscal years 2009 and 2010 and that upon its completion, the 2009 Restructuring Plan was expected to yield annualized cost savings of approximately $55.0 million. The majority of these annual cost savings were expected to be reflected as a reduction in cost of revenue, with a small portion being reflected as a reduction of selling, general and administrative expense. Although such previously disclosed estimates related to the overall 2009 Restructuring Plan have not materially changed, a final determination of the restructuring and impairment charges incurred in the Company’s second fiscal quarter of 2009 has been made.

The Company expects to record approximately $32.7 million of the expected $65.0 million of restructuring and impairment charges related to the 2009 Restructuring Plan during its second quarter of fiscal year 2009, including both costs associated with exit or disposal activities of approximately $27.5 million and fixed asset impairment costs of approximately $5.2 million. The expected costs associated with exit or disposal activities of approximately $27.5 million include employee severance and benefit costs of approximately $27.4 million and contract termination costs of approximately $0.1 million.

Cash expenditures of approximately $1.3 million related to the 2009 Restructuring Plan were made in the Company’s second quarter of fiscal year 2009, including approximately $1.2 million related to employee severance and benefit costs and approximately $0.1 million related to contract termination costs.

The exact timing of the remaining estimated range of restructuring and impairment costs and the related cash expenditures, as well as the remaining estimated cost ranges and cash expenditures by category type, have not been finalized. This information will be subject to timetables for the transition of functions, consultation with employees and their representatives as well as the statutory severance requirements of the particular legal jurisdictions impacted. The amount and timing of the actual charges may vary due to a variety of factors. The 2009 Restructuring Plan as discussed reflects the Company’s intention only and the restructuring decisions at certain foreign plants are still subject to consultation with the Company’s employees and their representatives.

To the extent required by applicable rules, the Company will file one or more additional amendments to the Current Report on Form 8-K as details of the Restructuring Plan are refined and estimates of related costs and charges are finalized.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JABIL CIRCUIT, INC.
(Registrant)

March 24, 2009	By:	/s/ FORBES.I.J. ALEXANDER
Forbes I.J. Alexander,
Chief Financial Officer